Exhibit 99.1
WVT Announces Date of 2006 Annual Meeting
Warwick Valley Telephone Company (Nasdaq: WWVY; the “Company”) announced today that the 2006 Annual Meeting of shareholders will be held on April 28, 2006. Shareholders wishing to bring matters before the Annual Meeting, or wishing to nominate a person for election to the Board of Directors of the Company, must properly give the Secretary of the Company, Mr. Zigmund C. Nowicki, Jr., written notice by the close of business (4:30 p.m.) on Monday, November 28, 2005. The written notice is required to contain certain information. A description of those requirements can be obtained by looking up on the website of the Securities and Exchange Commission (http://www.sec.gov/edgar/searchedgar/webusers.htm) the Company’s filing on Form 8-K, dated November 18, 2005, regarding the date of the Annual Meeting or by calling (845-986-2262) or faxing (845-986-6868) Mr. Nowicki.